Exhibit 10.2

EMPLOYMENT AGREEMENT

(Elizabeth Varki Jobes)

THIS EMPLOYMENT AGREEMENT (this “Agreement”) is entered into this 19th day of April, 2012, by and between Auxilium Pharmaceuticals, Inc. (the “Company”) and Elizabeth Varki Jobes (“Executive”).

WHEREAS, the Company desires to employ Executive as Senior Vice President and Chief Compliance Officer of the Company on the terms and conditions set forth in this Agreement; and

WHEREAS, Executive desires to be employed with the Company as Senior Vice President and Chief Compliance Officer of the Company, and is willing to accept such employment on the terms and conditions set forth in this Agreement.

NOW, THEREFORE, the parties hereto, intending to be legally bound, hereby agree as follows:

1.             Employment.  The Company hereby employs Executive, and Executive hereby accepts such employment and shall perform Executive’s duties and responsibilities, in accordance with the terms, conditions and provisions hereinafter set forth.  This Agreement shall be effective as of May 7, 2012 (the “Effective Date”) and shall continue until the third anniversary thereof, unless sooner terminated pursuant to the terms of this Agreement (the “Initial Term”).  In addition, this Agreement shall automatically renew for periods of one year unless either party gives written notice to the other party at least 90 days prior to the end of the Initial Term or any one-year renewal period, as applicable, that this Agreement shall not be further extended.  Nothing in this Agreement shall be construed as giving Executive any right to be retained in the employ of the Company, and Executive specifically acknowledges that Executive shall be an employee-at-will of the Company, and thus subject to discharge at any time by the Company with or without Cause (as defined in Section 2.8) and without compensation of any nature except as provided in Section 2 below.  The Initial Term, together with any one-year renewal period shall be referred to as the “Term”.

1.1          Executive Representations.  Executive hereby represents and warrants to the Company that she is not subject to, or a party to, any employment agreement, non-competition covenant, non-disclosure agreement or other agreement, covenant, understanding or restriction of any nature whatsoever which would prohibit Executive from executing this Agreement and performing fully her duties and responsibilities hereunder, or which would in any manner, directly or indirectly, limit or affect the duties and responsibilities which may now or in the future be assigned to Executive by the Company.  Further, the Company expects Executive not to, and Executive hereby acknowledges that she shall not, use any proprietary or confidential information of any prior employer in the performance of her duties.

1.2          Duties and Responsibilities.  Commencing on the Effective Date, Executive shall serve as Senior Vice President and Chief Compliance Officer of the Company and shall perform all duties and accept all responsibilities incident to such position as may be reasonably assigned to Executive by the Company’s Audit and Compliance Committee (the “Audit Committee”) of the Company’s Board of Directors (the “Board”) or by the Chief Executive Officer of the Company.

1.3          Extent of Service.  Executive shall use Executive’s best efforts to carry out Executive’s duties and responsibilities under Section 1.1 hereof and, consistent with the other provisions of this Agreement, to devote substantially all of Executive’s business time, attention and energy thereto.  The foregoing shall not be construed as preventing Executive from making investments in other businesses or enterprises; provided that Executive shall not become engaged in any other business activity which, in the reasonable judgment of the Chief Executive Officer or the Board, is likely to interfere with Executive’s ability to discharge Executive’s duties and responsibilities to the Company.

1.4          Base Salary.  For all of the services rendered by Executive hereunder, the Company shall pay to Executive a base salary (“Base Salary”) at the annual rate of $275,000.  Executive’s Base Salary shall be paid in bi-weekly installments at such times as the Company customarily pays its other senior level executives.  Executive’s Base Salary shall be reviewed annually for appropriate increases by the Chief Executive Officer, the Board or the Compensation Committee of the Board pursuant to the normal performance review policies for senior level executives.

1.5          Signing Bonus.  Executive shall receive a cash signing bonus of $40,000, which shall be paid in full on the first regular payroll date following the Effective Date.

1.6          Stock Option and Restricted Stock Award.

(a)           Effective as of the Effective Date, Executive shall be granted a non-qualified stock option to purchase 40,000 shares of the Company’s common stock at an exercise price per share equal to the last reported sale price of a share of the Company’s common stock on the NASDAQ Global Select Market on the Effective Date (the “Option Grant”).  The Option Grant shall vest in 25% increments on each of the first four anniversaries of the Effective Date; provided Executive is employed by, or providing service to, the Company as of each such anniversary date.  The Option Grant shall be subject to the terms of the Company’s 2004 Equity Compensation Plan, as amended and restated (the “Plan”), and the standard form of nonqualified stock option agreement used by the Company for its senior level executives.  By approving this Agreement, the Compensation Committee of the Board approves the Option Grant.

(b)           Effective as of the Effective Date, Executive shall be granted a restricted stock award of 3,000 shares of common stock of the Company (the “Restricted Stock Award”).  The Restricted Stock Award shall vest in one-third increments on each of the first three anniversaries of the Effective Date; provided Executive is employed by, or providing service to, the Company as of each such anniversary date.  The Restricted Stock Award shall be subject to the terms of the Plan, and the standard form of restricted stock award agreement used by the Company for its senior level executives.

1.7          Incentive Compensation.  Executive shall participate in short-term and long-term cash and equity incentive programs established by the Company for its senior level executives generally, at levels determined by the Board or the Chief Executive Officer.  Executive’s incentive compensation shall be subject to the terms of the applicable plans and shall be determined based on Executive’s individual performance and Company performance as determined by the Board or the Chief Executive Officer.  Executive’s target annual cash bonus opportunity shall be 35% of Base Salary (the “Target Annual Bonus”), subject to achievement of goals to be established by the Board or the Chief Executive Officer.  Any annual incentive compensation earned by Executive shall be paid on or after January 1 but not later than March 15 of the fiscal year following the fiscal year for which the annual incentive compensation is earned.

1.8          Retirement and Welfare Plans.  Executive shall participate in employee retirement and welfare benefit plans made available to the Company’s senior level executives as a group or to its employees generally, as such retirement and welfare plans may be in effect from time to time and subject to the eligibility requirements of the plans.  Nothing in this Agreement shall prevent the Company from amending or terminating any retirement, welfare or other employee benefit plans or programs from time to time as the Company deems appropriate.

1.9          Reimbursement of Expenses; Vacation.  Executive shall be provided with reimbursement of reasonable expenses related to Executive’s employment by the Company on a basis no less favorable than that which may be authorized from time to time for senior level executives as a group, and shall be entitled to four (4) weeks (twenty (20) days) vacation and three (3) personal days in accordance with the Company’s pay for time not worked policies.

2.             Termination.  Executive’s employment shall terminate upon the occurrence of any of the following events described in this Section 2.  Upon a termination of Executive’s employment as described in this Section 2, Executive shall be deemed to have resigned all positions with the Company and each of its affiliates, including as an officer of the Company, and no further action shall be necessary to evidence such resignation.

2.1          Termination Without Cause; Non-Renewal Before A Change of Control.

(a)           The Company may remove Executive at any time without Cause (as defined in Section 2.8) from the position in which Executive is employed hereunder upon not less than 30 days’ prior written notice to Executive.  The Company shall have discretion to terminate Executive’s employment during the notice period and pay continued Base Salary in lieu of notice.  For purposes of this Section 2.1, if the Company fails to renew the Term of this Agreement then in effect in accordance with Section 1, such failure to renew shall be treated as an involuntary termination of Executive by the Company without Cause.

(b)           If Executive’s employment is terminated as described in subsection (a) above and Executive executes and does not revoke a written release of any and all claims against the Company and all related parties with respect to all matters arising out of Executive’s employment by the Company, or the termination thereof substantially in the form attached hereto as “Exhibit A,” as adjusted by any changes in applicable law, rule or regulation necessary to make such release enforceable as determined by the Company (the “Release”), Executive shall be entitled to receive the following severance compensation, as long as Executive complies with the terms of Sections 4, 5, 6, 7 and 8 below:

(i)            Executive shall receive severance payments in an amount equal to (A) 1.0 times Executive’s annual Base Salary at the rate in effect at the time of Executive’s termination plus (B) 1.0 times Executive’s average annual bonus paid by the Company to Executive for the fiscal year preceding the fiscal year in which Executive’s termination of employment occurs; provided, that if such termination occurs prior to payment of Executive’s annual bonus for 2012, then “average annual bonus” for purposes of this subsection (i) shall be equal to the Target Annual Bonus for the year of termination.  The severance amount shall be paid in equal monthly installments over the 12-month period following Executive’s termination of employment (the “Severance Period”).  Such monthly payments shall commence within 60 days after the effective date of the termination, subject to Executive’s execution and non-revocation of the Release.

(ii)           Provided that Executive is eligible for, and timely elects, COBRA continuation coverage, during the Severance Period, the Company shall reimburse Executive for the monthly COBRA cost of continued coverage for Executive, and, where applicable, her spouse and dependents, paid by Executive under the Company’s group health plan pursuant to section 4980B of the Code, less the amount that Executive would be required to contribute for such coverage if Executive were an active employee of the Company.  Payments shall commence within 60 days following the termination date and shall be paid on the first payroll date of each month.

(iii)          Executive shall receive any benefits accrued in accordance with the terms of any applicable benefit plans and programs of the Company.

(iv)          If Executive fails to comply with Section 4, 5, 6, 7 or 8 below, all payments under this Section 2.1 shall immediately cease.

2.2          Termination Without Cause; Resignation for Good Reason; Non-Renewal After A Change of Control.

(a)           If (i) the Company terminates Executive’s employment without Cause,  (ii) Executive resigns for Good Reason (as defined in Section 2.8) or (iii) the Company fails to renew the Term of this Agreement then in effect in accordance with Section 1, in each case, during the one-year period following a Change of Control, this Section 2.2 shall apply.

(b)           If Executive’s employment terminates as described in subsection (a) above and Executive executes and does not revoke a Release, Executive shall be entitled to receive the following severance compensation, as long as Executive complies with the terms of Sections 4, 5, 6, 7 and 8 below:

(i)            Executive shall receive a lump sum severance payment in an amount equal to (A) 1.5 times Executive’s annual Base Salary at the rate in effect at the time of Executive’s termination, plus (B) 1.5 times Executive’s average annual bonus paid by the Company to Executive for the fiscal years preceding the fiscal year in which Executive’s termination of employment occurs; provided, that if such termination occurs prior to payment of Executive’s annual bonus for 2012, then “average annual bonus” for purposes of this subsection (i) shall be equal to the Target Annual Bonus for the year of termination.  The payment shall be made within 60 days after the effective date of the termination of employment, subject to Executive’s execution and non-revocation of the Release.

(ii)           Provided that Executive is eligible for and timely elects COBRA continuation coverage, during the 18-month period following Executive’s terminate date, the Company shall reimburse Executive for the monthly COBRA cost of continued coverage for Executive, and, where applicable, her spouse and dependents, paid by Executive under the Company’s group health plan pursuant to section 4980B of the Code, less the amount that Executive would be required to contribute for such coverage if Executive were an active employee of the Company.  Payment shall commence within 60 days following the termination date and shall be paid on the first payroll date of each month.

(iii)          All outstanding stock options held by Executive at the date of Executive’s termination of employment shall become fully vested and exercisable on the date of termination and all outstanding stock awards held by Executive at the date of Executive’s termination of employment that are subject to time-based vesting shall become fully vested as of the date of termination.  Outstanding stock awards held by Executive at the date of Executive’s termination of employment that are subject to performance-based vesting shall vest in accordance with their terms.

(iv)          Executive shall receive any benefits accrued in accordance with the terms of any applicable benefit plans and programs of the Company.

(c)           If Executive materially breaches Section 4, 5, 6, 7 or 8 below, all payments under this Section 2.2 shall immediately cease.

2.3          Voluntary Termination.  Executive may voluntarily terminate Executive’s employment for any reason upon 30-days’ prior written notice.  In such event, after the effective date of such termination, except as provided in Section 2.2 with respect to a resignation for Good Reason, no further payments shall be due under this Agreement, except that Executive shall be entitled to any benefits accrued in accordance with the terms of any applicable benefit plans and programs of the Company.

2.4          Disability.  The Company may terminate Executive’s employment if Executive has been unable to perform the material duties of Executive’s employment for a period of 90 days in any 12-month period because of physical or mental injury or illness (“Disability”); provided, however, that the Company shall continue to pay Executive’s Base Salary until the Company acts to terminate Executive’s employment.  In the event of a dispute under this Section 2.4 relating to Executive’s Disability, Executive shall submit to a physical examination by a licensed physician jointly selected by the Board and Executive.  If the Company terminates Executive’s employment for Disability, no further payments shall be due under this Agreement, except that Executive shall be entitled to any benefits accrued in accordance with the terms of any applicable benefit plans and programs of the Company.

2.5          Death.  If Executive dies while employed by the Company, the Company shall pay to Executive’s executor, legal representative, administrator or designated beneficiary, as applicable, any benefits accrued under the Company’s benefit plans and programs.  Otherwise, the Company shall have no further liability or obligation under this Agreement to Executive’s executors, legal representatives, administrators, heirs or assigns or any other person claiming under or through Executive.

2.6          Cause.  The Company may terminate Executive’s employment at any time for Cause (as defined in Section 2.8) upon written notice to Executive, in which event all payments under this Agreement shall cease.  Executive shall be entitled to any benefits accrued before Executive’s termination in accordance with the terms of any applicable benefit plans and programs of the Company.

2.7          Notice of Termination.  Any termination of Executive’s employment shall be communicated by a written notice of termination to the other party hereto given in accordance with Section 12.  The notice of termination shall (i) indicate the specific termination provision in this Agreement relied upon, (ii) briefly summarize the facts and circumstances deemed to provide a basis for a termination of employment and the applicable provision hereof, and (iii) specify the termination date in accordance with the requirements of this Agreement.

2.8          Definitions.

(a)           “Cause” shall mean any of the following grounds for termination of Executive’s employment:

(i)            Executive shall have been convicted of, or entered a plea of guilty to, a felony,

(ii)           Executive intentionally and continually fails to perform Executive’s reasonably assigned material duties to the Company (other than a failure resulting from Executive’s incapacity due to physical or mental illness), which failure has continued for a period of at least 30 days after a written notice of demand for substantial performance, signed by a duly authorized officer of the Company, has been delivered to Executive specifying the manner in which Executive has failed substantially to perform,

(iii)          Executive engages in willful misconduct in the performance of Executive’s duties, or

(iv)          Executive materially breaches Section 4, 5, 6, 7 or 8 below.

(b)           “Change of Control” as used herein, a “Change of Control” shall be deemed to have occurred if:

(i)            Any “person” (as such term is used in sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) becomes a “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing more than 50% of the voting power of the then outstanding securities of the Company; provided that a Change of Control shall not be deemed to occur as a result of a transaction in which the Company becomes a subsidiary of another corporation and in which the stockholders of the Company, immediately prior to the transaction, will beneficially own, immediately after the transaction, shares entitling such stockholders to more than 50% of all votes to which all stockholders of the parent corporation would be entitled in the election of directors; or

(ii)           The consummation of (A) a merger or consolidation of the Company with another corporation where the stockholders of the Company, immediately prior to the merger or consolidation, will not beneficially own, immediately after the merger or consolidation, shares entitling such stockholders to more than 50% of all votes to which all stockholders of the surviving corporation would be entitled in the election of directors or (B) a sale or other disposition of all or substantially all of the assets of the Company.

(iii)          After the Effective Date, directors are elected such that a majority of the members of the Board is replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the members of the Board prior to the date of the appointment or election.

provided, that, an event described in Section 2.8(b)(i) through (iii) shall not be treated as a Change of Control hereunder unless such event also constitutes a “change in control event” within the meaning of such term under section 409A of the Code.

(c)           “Good Reason” shall mean the occurrence of any of the following events or conditions, unless Executive has expressly consented in writing thereto, or except as a result of Executive’s physical or mental incapacity or as described in the last sentence of this subsection (c):

(i)            a material reduction in Executive’s Base Salary;

(ii)           a substantial reduction of Executive’s duties and responsibilities hereunder;

(iii)          the Company requires that Executive’s principal office location be moved to a location more than 50 miles from Executive’s principal office location immediately before the change; or

(iv)          the Company fails to pay Executive’s compensation, employee benefits or reimbursements within 10 business days of the date on which Executive delivers written notice to the Company that any such payment was not made when due.

Notwithstanding the foregoing, Executive shall not have Good Reason for termination unless (A) Executive gives written notice of termination for Good Reason within 30 days after the event giving rise to Good Reason occurs, (B) the Company does not correct the action or failure to act that constitutes the grounds for Good Reason, as set forth in Executive’s notice of termination, within 30 days after the date on which Executive gives written notice of termination and (C) Executive actually resigns within 30 days following the expiration of the cure period.

2.9          Application of Section 409A of the Internal Revenue Code.

(a)           This Agreement shall be interpreted to avoid any penalty sanctions under section 409A of the Code.  If any payment or benefit cannot be provided or made at the time specified herein without incurring sanctions under section 409A of the Code, then such benefit or payment shall be provided in full (to extent not paid in part at earlier date) at the earliest time thereafter when such sanctions will not be imposed.  For purposes of section 409A of the Code, all payments to be made upon a termination of employment under this Agreement may only be made upon Executive’s “separation from service” (within the meaning of such term under section 409A of the Code), each payment made under this Agreement shall be treated as a separate payment, and the right to a series of installment payments under this Agreement shall be treated as a right to a series of separate payments.  In no event shall Executive, directly or indirectly, designate the calendar year of payment, except as permitted under section 409A of the Code.  Notwithstanding any provision of this Agreement to the contrary, in no event shall the timing of Executive’s execution of the Release, directly or indirectly, result in Executive designating the calendar year of payment, and if a payment that is subject to execution of the Release could be made in more than one taxable year, payment shall be made in the later taxable year.

(b)           Notwithstanding anything herein to the contrary, if, at the time of Executive’s termination of employment with the Company, the Company has securities which are publicly traded on an established securities market and Executive is a “specified employee” (as such term is defined in section 409A of the Code) and it is necessary to postpone the commencement of any payments or benefits otherwise payable under this Agreement as a result of such termination of employment to prevent any accelerated or additional tax under section 409A of the Code, then the Company shall postpone the commencement of the payment of any such payments or benefits hereunder (without any reduction in such payments or benefits ultimately paid or provided to Executive) that are not otherwise paid within the ‘short-term deferral exception’ under Treas. Reg. section 1.409A-1(b)(4), and the ‘separation pay exception’ under Treas. Reg. section 1.409A-1(b)(9)(iii), until the first payroll date that occurs after the date that is six months following Executive’s “separation from service” (within the meaning of such term under section 409A of the Code) with the Company.  If any payments are postponed due to such requirements, such postponed amounts shall be paid in a lump sum to Executive on the first payroll date that occurs after the date that is six months following Executive’s separation from service with the Company.  If Executive dies during the postponement period prior to the payment of postponed amount, the amounts postponed on account of section 409A of the Code shall be paid to the personal representative of Executive’s estate within 60 days after the date of Executive’s death.

(c)           All reimbursements and in-kind benefits provided under this Agreement shall be made or provided in accordance with the requirements of section 409A of the Code, including, where applicable, the requirement that (i) any reimbursement shall be for expenses incurred during Executive’s lifetime (or during a shorter period of time specified in this Agreement), (ii) the amount of expenses eligible for reimbursement, or in kind benefits provided, during a calendar year may not affect the expenses eligible for reimbursement, or in kind benefits to be provided, in any other calendar year, (iii) the reimbursement of an eligible expense shall be made on or before the last day of the calendar year following the year in which the expense is incurred and (iv) the right to reimbursement or in kind benefits is not subject to liquidation or exchange for another benefit.

3.             Non-Exclusivity of Rights.  Nothing in this Agreement shall prevent or limit Executive’s continuing or future participation in or rights under any benefit, bonus, incentive or other plan or program provided by the Company and for which Executive may qualify; provided, however, that if Executive becomes entitled to and receives the payments provided for in Section 2 of this Agreement, Executive hereby waives Executive’s right to receive payments under any severance plan or similar program applicable to all employees of the Company.

4.             Confidentiality.  Executive acknowledges that Executive’s services to the Company and its subsidiaries and any successors or assigns (collectively, the “Employer”) are and will be of a special, unique and extraordinary character, and that Executive’s position places Executive in a position of confidence and trust with the Employer’s customers and employees.  Executive also recognizes that Executive’s position with the Employer shall give Executive substantial access to Confidential Information (as defined below), the disclosure of which to competitors of the Employer would cause the Employer to suffer substantial and irreparable damage.  Executive recognizes, therefore, that it is in the Employer’s legitimate business interest to restrict Executive’s use of Confidential Information for any purposes other than the discharge of Executive’s employment duties at the Employer, and to limit any potential appropriation of Confidential Information by Executive for the benefit of the Employer’s competitors and to the detriment of the Employer.  Accordingly:

(a)           Executive shall not at any time, whether during or after the termination of Executive’s employment, reveal to any person or entity any of the trade secrets or confidential information of the Employer or of any third party which the Employer is under an obligation to keep confidential (including but not limited to trade secrets or confidential information respecting inventions, products, designs, methods, know-how, techniques, systems, processes, software programs, works of authorship, customer lists, projects, plans and proposals) (“Confidential Information”), except as may be required in the ordinary course of performing Executive’s duties as an employee of the Employer, and Executive shall keep secret all matters entrusted to Executive and shall not use or attempt to use any such information in any manner which may injure or cause loss or may be calculated to injure or cause loss whether directly or indirectly to the Employer.

(b)           The above restrictions shall not apply to: (i) information that at the time of disclosure is in the public domain through no fault of Executive; (ii) information received from a third party outside of the Employer that was disclosed without a breach of any confidentiality obligation; (iii) information approved for release by written authorization of the Employer; or (iv) information that may be required by law or an order of any court, agency or proceeding to be disclosed; provided Executive shall provide the Employer notice of any such required disclosure once Executive has knowledge of it and shall help the Employer to the extent reasonable to obtain an appropriate protective order.

(c)           During Executive’s employment, Executive shall not take, use or permit to be used any notes, memoranda, reports, lists, records, drawings, sketches, specifications, software programs, data, documentation or other materials of any nature relating to any matter within the scope of the business of the Employer or concerning any of its dealings or affairs other than for the benefit of the Employer.  Executive shall not, after the termination of Executive’s employment, use or permit to be used any such notes, memoranda, reports, lists, records, drawings, sketches, specifications, software programs, data, documentation or other materials, it being agreed that all of the foregoing shall be and remain the sole and exclusive property of the Employer and that, immediately upon the termination of Executive’s employment, Executive shall deliver all of the foregoing, and all copies thereof, to the Employer, at its main office.

(d)           Upon the termination of Executive’s employment with the Employer, Executive shall not take or retain without written authorization any documents, files or other property of the Employer, and Executive shall return promptly to the Employer any such documents, files or property in Executive’s possession or custody, including any copies thereof maintained in any medium or format.  Executive recognizes that all documents, files and property which Executive has received and shall receive from the Employer, including but not limited to scientific research, customer lists, handbooks, memoranda, product specifications, and other materials (with the exception of documents relating to benefits to which Executive might be entitled following the termination of Executive’s employment with the Employer), are for the exclusive use of the Employer and employees who are discharging their responsibilities on behalf of the Employer, and that Executive has no claim or right to the continued use, possession or custody of such documents, files or property following the termination of Executive’s employment with the Employer.

5.             Intellectual Property.

(a)           If at any time or times during Executive’s employment Executive shall (either alone or with others) make, conceive, discover or reduce to practice any invention, modification, discovery, design, development, improvement, process, software program, work of authorship, documentation, formula, data, technique, know-how, secret or intellectual property right whatsoever or any interest therein (whether or not patentable or registrable under copyright or similar statutes or subject to analogous protection) (herein called “Developments”) that (i) relates to the business of the Employer or any customer of or supplier to the Employer or any of the products or services being developed, manufactured or sold by the Employer or which may be used in relation therewith, (ii) results from tasks assigned to Executive by the Employer or (iii) results from the use of premises or personal property (whether tangible or intangible) owned, leased or contracted for by the Employer, such Developments and the benefits thereof shall immediately become the sole and absolute property of the Employer and its assigns, and Executive shall promptly disclose to the Employer (or any persons designated by it) each such Development, and Executive hereby assigns any rights Executive may have or acquire in the Developments and benefits and/or rights resulting therefrom to the Employer and its assigns without further compensation and shall communicate, without cost or delay, and without publishing the same, all available information relating thereto (with all necessary plans and models) to the Employer.

(b)           Upon disclosure of each Development to the Employer, Executive shall, during Executive’s employment and at any time thereafter, at the request and cost of the Employer, sign, execute, make and do all such deeds, documents, acts and things as the Employer and its duly authorized agents may reasonably require:

(i)            to apply for, obtain and vest in the name of the Employer alone (unless the Employer otherwise directs) letters patent, copyrights or other analogous protection in any country throughout the world and when so obtained or vested to renew and restore the same; and

(ii)           to defend any opposition proceedings in respect of such applications and any opposition proceedings or petitions or applications for revocation of such letters patent, copyright or other analogous protection.

(c)           In the event the Employer is unable, after reasonable effort, to secure Executive’s signature on any letters patent, copyright or other analogous protection relating to a Development, whether because of Executive’s physical or mental incapacity or for any other reason whatsoever, Executive hereby irrevocably designates and appoints the Employer and its duly authorized officers and agents as Executive’s agent and attorney-in-fact, to act for and on Executive’s behalf and stead to execute and file any such application or applications and to do all other lawfully permitted acts to further the prosecution and issuance of letter patents, copyright and other analogous protection thereon with the same legal force and effect as if executed by Executive.

6.             Non-Competition.  While Executive is employed at the Employer and for a period of one year after termination of Executive’s employment (for any reason whatsoever, whether voluntary or involuntarily), Executive shall not, without the prior written approval of the Board, whether alone or as a partner, officer, director, consultant, agent, employee or stockholder of any company or other commercial enterprise, directly or indirectly engage in any business or other activity in the United States or Canada which competes with the Employer in the sale of the pharmaceutical or other products being manufactured, marketed, distributed or developed by the Employer while Executive is employed by Employer and at the time of termination of such employment.  The foregoing prohibition shall not prevent Executive’s employment or engagement after termination of Executive’s employment by any company or business organization, as long as the activities of any such employment or engagement, in any capacity, do not involve work on matters related to the products being developed, manufactured, or marketed by the Employer at the time of termination of Executive’s employment.  Executive shall be permitted to own securities of a public company not in excess of five percent (5%) of any class of such securities and to own stock, partnership interests or other securities of any entity not in excess of five percent of any class of such securities and such ownership shall not be considered to be in competition with the Employer.

7.             Non-Solicitation.

(a)           While Executive is employed at the Employer and for a period of one year after termination of such employment (for any reason, whether voluntary or involuntarily), Executive shall not:

(i)            directly or indirectly solicit, entice or induce any customer to become a customer of any other person, firm or corporation with respect to products then sold or under development by the Employer or to cease doing business with the Employer, and

Executive shall not approach any such person, firm or corporation for such purpose or authorize or knowingly approve the taking of such actions by any other person;

(ii)           directly or indirectly solicit or recruit any employee of the Employer to work for a third party other than the Employer (excluding newspaper or similar print or electronic solicitations of general circulation); or

(b)           This Section 7 does not apply to any general solicitation not focused to any group of customers itemized on a customer list of the Employer.

8.             Non-Disparagement.  While Executive is employed at the Employer and for a period of one year after termination of such employment (for any reason, whether voluntary or involuntarily), Executive shall refrain from making any public statement about the Employer, or its directors, officers, employees, affiliates or agents that would disparage, or reflect unfavorably upon the image or reputation of the Employer, or its directors, officers, employees, affiliates or agents.

9.             General Provisions.

(a)           Executive acknowledges that the type and periods of restrictions imposed in Sections 4, 5, 6, 7 and 8 of this Agreement are fair and reasonable, and that such restrictions are intended solely to protect the legitimate interests of the Employer, rather than to prevent Executive from earning a livelihood.  Executive recognizes that the Employer competes worldwide, and that Executive’s access to Confidential Information makes it necessary for the Employer to restrict Executive’s post-employment activities in any market in which the Employer competes, and in which Executive’s access to Confidential Information and other proprietary information could be used to the detriment of the Employer.  In the event that any restriction set forth in this Agreement is determined to be overbroad with respect to scope, time or geographical coverage, Executive hereby acknowledges that such a restriction or restrictions should be modified and narrowed, either by a court or by the Employer, so as to preserve and protect the legitimate interests of the Employer as described in this Agreement, and without negating or impairing any other restrictions or agreements set forth herein.

(b)           Executive acknowledges that if Executive should breach any of the covenants, restrictions and agreements contained herein, irreparable loss and injury would result to the Employer, and that damages arising out of such a breach may be difficult to ascertain.  In addition to all other remedies provided at law or at equity, the Employer shall be entitled to have the covenants, restrictions and agreements contained in Sections 4, 5, 6, 7 and 8 specifically enforced (including, without limitation, by temporary, preliminary, and permanent injunctions and restraining orders) by any state or federal court in the Commonwealth of Pennsylvania having equity jurisdiction and Executive shall be subject Executive to the jurisdiction of such court.

(c)           If the Employer fails to take action to remedy any breach by Executive of this Agreement or any portion of this Agreement, such inaction by the Employer shall not operate or be construed as a waiver of any subsequent breach by Executive of the same or any other provision, agreement or covenant.

(d)           Executive acknowledges that the payments and benefits to be provided to Executive under this Agreement are provided as consideration for the covenants in Sections 4, 5, 6, 7 and 8 hereof.

10.          Survivorship.  The respective rights and obligations of the parties under this Agreement shall survive any termination of Executive’s employment to the extent necessary to the intended preservation of such rights and obligations.

11.          Mitigation.  Executive shall not be required to mitigate the amount of any payment or benefit provided for in this Agreement by seeking other employment or otherwise and there shall be no offset against amounts due Executive under this Agreement on account of any remuneration attributable to any subsequent employment that Executive may obtain.

12.          Notices.  All notices and other communications required or permitted under this Agreement or necessary or convenient in connection herewith shall be in writing and shall be deemed to have been given when hand delivered or mailed by registered or certified mail, as follows (provided that notice of change of address shall be deemed given only when received):

If to the Company, to:

Auxilium Pharmaceuticals, Inc.

40 Valley Stream Parkway

Malvern, PA 19355

Attention: Andrew I. Koven, Chief Administrative Officer and General Counsel

If to Executive, to:

Elizabeth Varki Jobes

240 West Evergreen Avenue

Chestnut Hill, PA 19118

or to such other names or addresses as the Company or Executive, as the case may be, shall designate by notice to each other person entitled to receive notices in the manner specified in this Section.

13.          Recoupment Policy.  Executive shall be subject to any compensation clawback or recoupment policies that may be applicable to Executive as an employee of the Company, as in effect from time to time and as approved by the Board or a duly authorized committee thereof, to comply with the Dodd-Frank Wall Street Reform and Consumer Protection Act.

14.          Contents of Agreement; Amendment and Assignment.

(a)           This Agreement sets forth the entire understanding between the parties hereto with respect to the subject matter hereof and supersedes any and all prior agreements and understandings concerning Executive’s employment by the Company, and cannot be changed, modified, extended or terminated except upon written amendment approved by the Chief Executive Officer or the Board and executed on its behalf by a duly authorized officer and by Executive.

(b)           All of the terms and provisions of this Agreement shall be binding upon and inure to the benefit of and be enforceable by the respective heirs, executors, administrators, legal representatives, successors and assigns of the parties hereto, except that the duties and responsibilities of Executive under this Agreement are of a personal nature and shall not be assignable or delegable in whole or in part by Executive.  The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation, reorganization or otherwise) to all or substantially all of the business or assets of the Company, within 15 days of such succession, expressly to assume and agree to perform this Agreement in the same manner and to the same extent as the Company would be required to perform if no such succession had taken place.

15.          Severability.  If any provision of this Agreement or application thereof to anyone or under any circumstances is adjudicated to be invalid or unenforceable in any jurisdiction, such invalidity or unenforceability shall not affect any other provision or application of this Agreement which can be given effect without the invalid or unenforceable provision or application and shall not invalidate or render unenforceable such provision or application in any other jurisdiction.  If any provision is held void, invalid or unenforceable with respect to particular circumstances, it shall nevertheless remain in full force and effect in all other circumstances.

16.          Remedies Cumulative; No Waiver.  No remedy conferred upon a party by this Agreement is intended to be exclusive of any other remedy, and each and every such remedy shall be cumulative and shall be in addition to any other remedy given under this Agreement or now or hereafter existing at law or in equity.  No delay or omission by a party in exercising any right, remedy or power under this Agreement or existing at law or in equity shall be construed as a waiver thereof, and any such right, remedy or power may be exercised by such party from time to time and as often as may be deemed expedient or necessary by such party in its sole discretion.

17.          Withholding.  All payments under this Agreement shall be made subject to applicable tax withholding, and the Company shall withhold from any payments under this Agreement all federal, state and local taxes as the Company is required to withhold pursuant to any law or governmental rule or regulation.  Executive shall bear all expense of, and be solely responsible for, all federal, state and local taxes due with respect to any payment received under this Agreement.

18.          Miscellaneous.  This Agreement may be executed in counterparts, each of which is an original.  It shall not be necessary in making proof of this Agreement or any counterpart hereof to produce or account for any of the other counterparts.

19.          Governing Law.  This Agreement shall be governed by and interpreted under the laws of the Commonwealth of Pennsylvania without giving effect to any conflict of laws provisions or canons of construction that construe agreements against the draftsperson.

IN WITNESS WHEREOF, the undersigned, intending to be legally bound, have executed this Agreement as of the date first above written.

AUXILIUM PHARMACEUTICALS, INC.

By:	/s/ Adrian Adams
Name:	Adrian Adams
Title: Chief Executive Officer and President

EXECUTIVE

/s/ Elizabeth Varki Jobes
Elizabeth Varki Jobes

Exhibit A

(Form of Separation Agreement and General Release)

SEPARATION AGREEMENT AND GENERAL RELEASE

This Separation Agreement and General Release is being entered into by and between Auxilium Pharmaceuticals, Inc. (hereinafter “Auxilium” or the “Company”), and [Executive] (hereinafter “Executive”).

WHEREAS, Executive and Auxilium are parties to that certain Employment Agreement having an effective date of [Date] (hereinafter, the “Employment Agreement”);

WHEREAS, Executive and the Company mutually agree that Executive’s employment with Auxilium will end on [date] (the “Termination Date”); and

WHEREAS, both Auxilium and Executive desire to enter into this Agreement and Release to fully resolve all questions of expenses, compensation, entitlement to benefits, and any and all other claims, whether known or unknown, which Executive may have relating to her employment and her termination of that employment with the Company.

In consideration of the mutual promises contained in this Agreement and Release and intending to be legally bound, the parties agree as follows:

1.             Effective as of the Termination Date, Executive will cease to serve as [position].

2.             Subject in all respects to this Agreement and Release becoming effective and enforceable in accordance with paragraph 11 hereof, Auxilium shall provide the payments described in (a) and (b) below, less appropriate withholdings taxes and deductions.  In addition, regardless of whether this Agreement and Release becomes effective and enforceable in accordance with paragraph 11 hereof, Executive shall be entitled to the other benefits described in (c) and (d) below.

(a)           Payments described in Section [2.1(b)(i) / 2.2(b)(i)] of the Employment Agreement, payable in accordance with such Section [2.1(b)(i) / 2.2(b)(i)] of the Employment Agreement.

(b)           Payments described in Section [2.1(b)(ii) / 2.2(b)(ii)] of the Employment Agreement, payable in accordance with such Section [2.1(b)(ii) / 2.2(b)(ii)] of the Employment Agreement.

(c)           The accrued benefits described in Section [2.1(b)(iii) / 2.2(b)(iv)] of the Employment Agreement.

(d)           [All outstanding stock options and other equity awards will become fully vested as of the Termination Date in accordance with Section 2.2(b)(iii) of the Employment Agreement.  In accordance with the terms of the applicable grant agreements pursuant to which they were granted and the Company’s 2004 Equity Compensation Plan, Executive has until [        ] from the Termination Date to exercise all outstanding options that have vested as of the

Exhibit A-1

Termination Date.  Outstanding options and restricted stock units that have not vested as of the Termination Date will be forfeited.  Information regarding the vested options will be provided under separate cover.] {Only applicable in the event of termination after a Change of Control}

3.             Executive shall submit final travel and expense reports to Human Resources by [date] and to cooperate with the immediate return of all Company property, such as Company car, laptop computer, blackberry, hand-held, etc.

4.             EXECUTIVE, FOR HERSELF AND HER RESPECTIVE ADMINISTRATORS, EXECUTORS, AGENTS, BENEFICIARIES AND ASSIGNS, WAIVES, RELEASES AND FOREVER DISCHARGES AUXILIUM PHARMACEUTICALS, INC. (AS DEFINED BELOW) OF AND FROM ANY AND ALL CLAIMS (AS DEFINED BELOW).  Should any other person, organization or entity file a lawsuit or arbitration to assert any such Claim, Executive will not seek any personal relief in such an action.  This General Release of Claims provision (hereafter “Release”) covers all Claims arising from the beginning of time up to and including the date of this Agreement and Release.

Exclusions:  Notwithstanding any other provision of this Release, the following are not barred by the Release:  (a) Claims relating to the validity of this Agreement and Release; (b) Claims by either party to enforce this Agreement and Release; (c) Claims for indemnification, advancement and reimbursement of legal fees and directors and officers liability insurance to which Executive is entitled under the Employment Agreement; (d) Claims that may arise after the date on which Executive signs this Agreement and Release; (e) Claims to any accelerated vesting or post-termination exercise rights provided under the Employment Agreement or any applicable equity plan or award agreement; and (f) Claims which legally may not be waived.  In addition, this Release does not bar Executive’s right to file an administrative charge with the Equal Employment Opportunity Commission (“EEOC”) and/or to participate in an investigation by the EEOC, although the Release does bar Executive’s right to recover any personal relief if she or any person, organization, or entity asserts a charge on her behalf, including in a subsequent lawsuit or arbitration.

The following provisions further explain this Release:

(a)           Definition of “Claims.”  Except as stated above, “Claims” includes without limitation all actions or demands of any kind that Executive now has or may have as of the Termination Date.  More specifically, Claims, except as stated above, include rights, causes of action, damages, penalties, losses, attorneys’ fees, costs, expenses, obligations, agreements, judgments and all other liabilities of any kind or description whatsoever, either in law or in equity, whether known or unknown, suspected or unsuspected.

The nature of Claims covered by this Release includes without limitation all actions or demands in any way based on Executive’s employment with the Company, the terms and conditions of such employment or Executive’s separation from employment.  More specifically, all of the following are among the types of Claims which, to the extent permitted by law, are waived and barred by this Release:

(i)            Contract Claims (whether express or implied);

Exhibit A-2

(ii)           Tort Claims, such as for tortious interference, defamation or emotional distress;

(iii)          Claims under federal, state and municipal laws, regulations, ordinance or court decisions of any kind;

(iv)          Claims of discrimination, harassment or retaliation, whether based on race, color, religion, gender, sex, age, sexual orientation, handicap and/or disability, national origin, whistleblowing or any other legally protected class;

(v)           Claims under the AGE DISCRIMINATION IN EMPLOYMENT ACT, Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act and similar state and local laws, all as amended;

(vi)          Claims under the Employee Retirement Income Security Act, the Occupational Safety and Health Act, all as amended, and similar state and local laws;

(vii)         Claims for wrongful discharge; and

(viii)        Claims for attorney’s fees, litigation expenses and/or costs.

The foregoing list is intended to be illustrative and not exhaustive.

(b)           Definition of “Auxilium Pharmaceuticals, Inc.”  “Auxilium Pharmaceuticals, Inc.” includes without limitation Auxilium Pharmaceuticals, Inc. and its respective past, present and future parents, affiliates, subsidiaries, divisions, predecessors, successors, assigns, employee benefit plans and trusts.  It also includes all past, present and future managers, directors, officers, partners, agents, employees, attorneys, representatives, consultants, associates, fiduciaries, plan sponsors, administrators and trustees of each of the foregoing.

5.             Executive expressly acknowledges that:

(a)           She remains bound by Sections 4, 5, 6, and 7 of the Employment Agreement, which remain in full force and effect only to the extent permitted by applicable law and whose remaining in full force and effect is reasonably and properly required for the protection of the Company’s business; and, in keeping with the foregoing, Executive explicitly and specifically acknowledges that among her obligations thereunder, for a period of one year from the Termination Date she may not directly or indirectly solicit or recruit any employee of Auxilium to work for a third party other than Auxilium (excluding newspaper or similar print or electronic solicitations of general circulation);

(b)           The provisions of Sections 2.9, 8, 13, 15 and 19 of the Employment Agreement remain in full force and effect, only to the extent permitted by applicable law and rules of professional ethics;

Exhibit A-3

(c)           Auxilium’s obligation to provide her with the benefits set forth in paragraph 2 above are contingent upon her ongoing compliance, as set forth above, with Sections 4, 5, 6, and 7 of the Employment Agreement, only to the extent permitted by applicable law;

(d)           For one year following the Termination Date, she will not disparage the personal or professional reputation of Auxilium, its directors, officers, or employees.  For one year following the Termination Date, Auxilium’s officers and directors will not disparage the personal or professional reputation of Executive.  Nothing in this section is intended to prohibit or restrict Executive or Auxilium, its officers or directors from making: (i) any disclosure of information required by law or participating in an otherwise legally protected activity, such as an investigation or proceeding by a federal regulatory or law enforcement agency or legislative body; (ii) traditional competitive statements in the course of promoting a competing business, so long as such statements do not violate Sections 4, 5, 6 or 7 of the Employment Agreement; or (iii) good faith rebuttals of the other party’s untrue or materially misleading statements;

(e)           She will reasonably cooperate with Auxilium with respect to any legal issue regarding any matter of which she had knowledge during her employment with Auxilium.  Her reasonable cooperation includes appearance at depositions, assistance in responding to discovery demands, preparation for trials, and appearance at trial.  Auxilium will reimburse Executive for all reasonable expenses incurred by her in providing such assistance; and

(f)            After the Termination Date, Auxilium will not have any obligation to provide Executive at any time in the future with any payments, benefits or considerations other than those recited in subsections (a) through (d) of paragraph 2 above and any vested benefits to which Executive may be entitled under the terms of Auxilium’s benefit plans.

6.             Unless otherwise compelled by law or to the extent that any information contained herein is publicly disclosed by Auxilium in its filings with the Securities and Exchange Commission, Executive acknowledges that the existence of this Agreement and Release, the terms of the Agreement and Release and the amount of any payments under this Agreement and Release are all confidential information, and shall not be intentionally disclosed, discussed or otherwise published under any circumstances, except only that Executive may reveal the terms and amount of settlement to her attorney for the purpose of obtaining legal advice and representation, to her accountant for the purpose of filing government tax returns, or pursuant to subpoena or court order.  Executive may also reveal the financial and other terms of this Agreement and Release to her spouse, provided, however that Executive will remain liable for any disclosure of such information to any third party by her spouse.  Auxilium’s obligation to provide her with the benefits set forth in paragraph 2 above is contingent upon her ongoing compliance with this paragraph 6.

7.             By entering into this Agreement and Release, the Company does not admit and expressly denies that it has violated any contract, rule or law, including but not limited to, any federal, state and local statute or law relating to employment or employment discrimination.

8.             Executive understands and acknowledges that by signing this Agreement and Release and accepting the terms contained herein she is receiving benefits to which she would not otherwise be entitled.  Executive acknowledges that she is receiving this payment in

Exhibit A-4

exchange for entering into this Agreement and Release and complying with all the provisions of this Agreement and Release.

9.             Executive acknowledges that she has been advised in writing to consult with an attorney before signing this Agreement and Release.

10.          Executive acknowledges that she has been provided with a period of at least 21 calendar days to consider the terms of this offer from the date this Agreement and Release first was presented to her on [date].  Any changes to this offer, whether material or immaterial, will not restart the running of the foregoing Agreement and Release consideration period.

Executive will notify Auxilium of her acceptance of this Agreement and Release by delivering a signed copy to the Company, addressed to [position].  Executive understands that she may take the entire 21-day period to consider this Agreement and Release.  Executive may not return this Agreement and Release prior to the Termination Date.  If Executive does not notify Auxilium of her acceptance of this Agreement and Release by delivering a signed copy to the Company, addressed to [position], Executive shall have no further right to receive the payments recited in subsections (a) and (b) of paragraph 2 above.

By signing and returning this Agreement and Release, Executive acknowledges that the consideration period afforded her a reasonable period of time to consider fully each and every term of this Agreement and Release, including the General Release of Claims, and that she has given the terms full and complete consideration.

11.          If Executive notifies Auxilium of her acceptance of this Agreement and Release by delivering a signed copy to the Company addressed to [position] as described above, Executive may revoke the Agreement and Release for a period of seven days.  The Agreement and Release shall not become effective or enforceable until the seven-day revocation period has ended.  For revocation to be effective, it must be delivered to [position], Auxilium Pharmaceuticals, Inc., 40 Valley Stream Parkway, Malvern, PA  19355.

12.          Executive, intending to be legally bound, certifies and warrants that she has read carefully this Agreement and Release and has executed it voluntarily and with full knowledge and understanding of its significance, meaning and binding effect.  Executive further declares she is competent to understand the content and effect of this Agreement and Release and that her decision to enter into this Agreement and Release has not been influenced in any way by fraud, duress, coercion, mistake or misleading information.

13.          This Agreement and Release will take effect on the first business day following the expiration of the revocation period specified in paragraph 11 hereof, provided that Executive chooses not to revoke it.

14.          Executive may not assign her rights or obligations under this Agreement and Release or the Employment Agreement.  Auxilium may assign this Agreement and Release in accordance with Section 13(b) of the Employment Agreement.

15.          If any provision of this Agreement is held to be illegal, void, or unenforceable, such provision shall be of no force or effect.  However, the illegality or unenforceability of such

Exhibit A-5

provision shall have no effect upon, and shall not impair the legality or enforceability of, any other provision of this Agreement; provided, however, that upon any finding by a court of competent jurisdiction that the release provided for by paragraph 4 above is illegal, void or unenforceable, Executive shall, at Auxilium’s request, execute promptly a release and/or promise of comparable scope that is legal and enforceable.  If such a release is not executed by Executive, she shall promptly return to Auxilium any payments made pursuant to paragraphs 2(a) or (b) above.

16.          This Agreement shall be governed by and interpreted under the laws of the Commonwealth of Pennsylvania without giving effect to any conflict of laws provisions or canons of construction that construe agreements against the draftsperson.

17.          This Agreement and Release supersedes any and all prior agreements or understandings between Executive and Auxilium, except those provisions of the Employment Agreement identified above.  Executive represents and acknowledges that in executing this Agreement and Release she has not relied upon any representation or statement not set forth herein made by the Auxilium Pharmaceuticals, Inc. (as defined in paragraph 4(b) hereof) with regard to the subject matter of this Agreement and Release.  Any modification of this Agreement and Release must be made in writing and signed by all parties.

As evidenced by their signatures below, the parties intend to be legally bound by this Agreement and Release.

[Executive]

DATE:

Auxilium Pharmaceuticals, Inc.

BY:
NAME:
TITLE:
DATE:

Exhibit A-6